Exhibit 99.2

Warren Resources Announces Credit Facility Borrowing Base Reaffirmed at $120 Million After Fall 2009 Redetermination

November 3, 2009 - Warren Resources, Inc. (NASDAQ: WRES) announced today that the syndicate of lenders underwriting the Company’s $250 million senior secured credit facility (“Credit Facility”) has reaffirmed the conforming borrowing base at $120 million as a result of completing the Fall 2009 semi-annual redetermination. The next borrowing base redetermination is scheduled for April 2010. The Company is in full compliance with all of its debt covenants under the Credit Facility.

Timothy A. Larkin, Executive Vice President and Chief Financial Officer, commented, “we appreciate the continued support of our lenders as the economy and energy prices gradually begin to recover. With our recent $29 million follow-on equity offering and operating cost reductions, Warren plans to resume drilling activities in 2010 while continuing its focus on liquidity.”

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil properties in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s Annual Report on Form 10-K, our Quarterly Reports on Forms 10-Q and other public filings with the Securities and Exchange Commission (www.sec.gov).